EXHIBIT 10.93

[Lease Agreement for Office Space at Leningradsky Prospekt, Moscow

(English-Language Summary)]

“30” December 2010

LEASE AGREEMENT

Address of the Premises:

bldg. 1, 31A Leningradsky Prospekt, Moscow, Russia

This Agreement (hereinafter referred to as the “Lease Agreement”) is made in Moscow, Russian Federation on December 30, 2010 between:

Concern MonArkh Open Joint-Stock Company, hereinafter referred to as the “Lessor”, represented by the General Director Sergey Aleksandrovich Ambartsumyan, acting on the basis of the Articles, and

Set Televisionnykh Stantsiy (CTC Network) Closed Joint-Stock Company, hereinafter referred to as the “Lessee”, represented by the General Director Vyacheslav Aleksandrovich Murugov, acting on the basis of the Articles, hereinafter collectively referred to as the “Parties”, and each separately — a “Party”.

The terms and definitions used herein are given in Schedule 2. For convenience some terms are defined in the text of this Lease Agreement.

PREAMBLE:

(A)         The Lessor beneficially owns the following premises with a total area of 3,964.5 (Three thousand nine hundred sixty-four and five tenth) square meters: rooms 1-3, 3a, 4-17, 19, 20 on the 32nd floor with a total area of 1,982.1 (One thousand nine hundred eighty-two and one tenth) sq.m. based on Ownership Certificate 77AM 103640 dated January 21, 2010; rooms 1-3, 3a, 4-17, 19, 20 on the 33rd floor with a total area of 1982,4 (One thousand nine hundred eighty-two and four tenths) sq.m. based on Ownership Certificate 77AM 103645 dated January 21, 2010 (hereinafter — the “Premises”) at bldg. 1, 31A Leningradsky Prospekt, Moscow, in a building with a total area of 167,863.4 (One hundred sixty-seven thousand eight hundred sixty-three and four tenth) square meters (hereinafter — the “Building”).

(B)          The Lessor intends to lease the commercial Premises on the 32nd and 33rd floors of the Building for administrative and economic purposes.

(C)          This Lease Agreement is made by the Parties on the terms and in pursuance of Contract No. C-48-0387/10 on lease of the Premises in the Building made on July 12, 2010 between Concern MonArkh, individual entrepreneur Anna Saribekovna Martirosyan and Television Station Network (hereinafter — the “Contract”).

THEREFORE, the Parties have made the following Lease Agreement:

1              Subject of the Lease Agreement

1.1.          The Lessor shall provide (lease) the Premises to the Lessee for temporary possession and use for the Lease Period on terms and conditions defined herein, and the Lessee shall rent the Premises from the Lessor, shall make Basic Lease Payments in full and in due time, and perform any other obligations hereunder.

1.2.          The description and borders of the Premises marked in yellow for identification purposes on the floor plans prepared by the Technical Inventory Bureau are given in Schedule 3.

1.3.          According to technical records and an inventory prepared by the Technical Inventory Bureau (floor plans and comments) given in Schedule 3 hereto, the Premises on the 32nd floor rooms 1-3, 3a, 4-17, 19, 20 with a total area of 1,982.1 (One thousand nine hundred eighty-two and one tenth) square meters, on the 33rd floor rooms 1-3, 3a, 4-17, 19, 20 with a total area of 1,982.4 (One thousand nine hundred eighty-two and fourth tenths) square meters.

1.4.          The area of the leased Premises may be adjusted based on any work in the Premises affecting their area according to the Technical Inventory Bureau standards, in which case the Parties shall sign and register with the Moscow State Registration Service an additional agreement to the Lease Agreement under which the Lease Payment per square meter shall be changed in proportion to changes of the area, while remaining the same regarding the total leased area calculated under Clause 1.5 hereof.

1.5.          To calculate the Basic Lease Payment and the Security Deposit hereunder, the leased area of the Premises shall be calculated according to the BOMA Standard and shall comprise for the Premises on the 32nd floor 2,121.33 (Two thousand one hundred twenty-one and thirty-three hundredth) square meters, for the Premises on the 33rd floor 2,121.33 (Two thousand one hundred twenty-one and thirty-three hundredth) square meters plus 10% (Ten percent) of Common Areas which comprise for the 32nd floor Premises 2,333.463 (Two thousand three hundred thirty-three and four hundred and sixty-three thousandth) square meters, for the 33rd floor Premises 2,333.463 (Two thousand three hundred thirty-three and four hundred and sixty-three thousandth) square meters. The leased area of the Premises with the purpose of calculating the Basic Lease Payment and the Security Deposit hereunder may not be changed according to technical records and inventory prepared by the Technical Inventory Bureau.

1.6.          The Lessor beneficially owns the Premises as registered in the Unified State Register of Real Estate Property and Transactions under the following numbers:

for the Premises on the 32nd floor 77-77-12/031/2009-926 as confirmed by the State Registration Certificate 77 AM 103640 dated January 21, 2010;

for the Premises on the 33rd floor 77-77-12/031/2009-934 as confirmed by the State Registration Certificate 77 AM 103645 dated January 21, 2010.

1.7.          As of the date hereof, the Premises are not fully or partially alienated, are not a case at law, are not under arrest or prohibition; no interim measures are imposed on the Premises, and no complaints, claims, legal, arbitration and/or administrative proceedings have been filed and/or are pending against the Premises; the Premises are not placed into trust, are not pledged, leased, assigned or charged for the benefit of any Persons.

1.8.          The Lessor shall inform the Lessee in writing of signing and executing any agreements which create or result in any charges on the Lessor’s rights for the Premises other than those specified herein, within 10 (Ten) Business Days prior to such circumstances taking effect.

1.9.          The Lessee and the Lessor shall agree that in case the Lessor pledges the Premises, places them into trust or assigns its right of claim against the Lessee hereunder to any other Person, the Lessor shall inform the Lessee in writing of any such potential action within 30 (Thirty) Business Days prior to such operations or any related actions. Any of the above operations performed by the Lessor shall entitle the Lessee to unilaterally cancel this Lease Agreement by sending a notice to the Lessor within 20 (Twenty) Business Days prior to the cancellation date.

1.10.        The Lessee also acknowledges and agrees that the Lessor may alienate, gift, sell or otherwise dispose of the Premises. If the Lessor intends to dispose of the Premises, and therefore the Lessor hereunder will change, the Lessor shall inform the Lessee of such changes in writing within 60 (Sixty) Business Days prior to such changes (transactions) and shall ensure that the new owners of the Premises accept the Lessor’s obligations hereunder and acknowledge all Lessee’s rights hereunder. The Lessee and the Lessor agree that any of the above operations/actions disposing of the Premises performed by the Lessor shall entitle the Lessee to unilaterally cancel this Lease Agreement by sending a notice to the Lessor within 20 (Twenty) Business Days prior to the cancellation date.

1.11.        The Lessor shall include in each contract (subject to Clauses 1.8-1.10 hereof) a provision under which a new holder of proprietary/property rights for the Premises shall promptly inform the Lessee of the state registration of title for the Premises under Clause 20 hereof.

1.12.        The Lessor hereby confirms that the Lessor’s rights of claim against the Lessee hereunder are not related to the Lessee’s identity.

1.3.          As of the date hereof, the Lessee shall perform Finishing Work in the Premises subject to Clause 2 hereof based on the Operations Certificate.

1.4.          An assignment of rights for the Premises to any person as well as an exercise by any pledgee of its right to satisfy its claims against the Lessor at the expense of the Premises shall not result in amendment or cancellation of this Lease Agreement, unless directly specified herein. The Lessee shall perform its obligations hereunder to the Lessor until the Lessee receives proof of a new owner’s title to the Premises.

3              Lease Period; Providing and Returning the Premises

3.2.          The Lease Period shall be 10 (Ten) years starting from the Lease Agreement Date.

4              Lease Agreement Extension

4.1.          Provided that the Lessee properly performs its obligations hereunder, the Lessee shall, all other conditions being equal, have a preemptive right to sign the Lease Agreement for a new Lease Period (extend the Lease Period) on the same terms as provided in the Lease Agreement, except for the Basic Lease Payment which shall be additionally agreed by the Parties within 6 (Six) months prior to expiration of the Lease Period and shall reflect the Current Market Lease Rate (which does not include Operating Costs and Utilities).

To exercise its preemptive right to extend the Lease Agreement, the Lessee shall inform the Lessor in writing of its intention to extend the Lease Agreement within 12 (Twelve) months prior to expiration of the Lease Period. If the Lessee fails to provide a notice within the above term, the Lease Agreement shall be considered terminated upon expiration of the initial Lease Period.

5              Basic Lease Payment. Managing Company. Operating Costs and Utility Payments.

Basic Lease Payment

5.1.          The Basic Lease Payment shall be made in Russian rubles based on 13,509.36 (thirteen thousand five hundred nine rubles and 36 kopecks) rubles as of the Lease Agreement Date per 1 sq.m. of the leased Premises per annum and shall be paid from the Transfer Deed Date.

For the first 12 (Twelve) months of the Lease Period starting from the 17th of November 2010 until 16th of November 2011, the Lessee shall pay to the Lessor 12,803.05 (twelve thousand eight hundred three rubles, 05 kopecks) per 1 (one) sq.m. of the leased Premises per annum (hereinafter - “First Year Basic Lease Payment”).

The Basic Lease Payment shall include all expenses incurred by the Lessor for taxes and land fees.

The Parties have agreed that during the Finishing Work period performed by the Lessee and until the date of the Lease Agreement signing the Lessee had paid Additional Security Deposits in the amount of 10,433,640 (ten million four hundred thirty three thousand six hundred forty) rubles, therefore the Basic Lease Payment of the first year of the Lease Period shall be reduced on the herein mentioned amount of the Additional Security Deposits during the first six months of the first year of the Lease Period.

5.2.          The Lessor may unilaterally increase the Basic Lease Payment once a year by 4% (Four percent) or less of the rate effective as of the date of its change, starting from the 4th (Fourth) year of the Lease Period.

5.3.          Within the duration hereof, if the Russian ruble — US dollar rate changes within any three month period for over 15% (Fifteen percent), either Party may start negotiations to change the Basic Lease Payment.

5.4.          For the purposes of calculating of the Basic Lease Payment and the Basic Lease Payment of the first year of the Lease Period the following exchange rate of the US dollar shall be applied 31,056 rubles per one US dollar as of November 17, 2010.

5.5.          The Basic Lease Payment and  the Basic Lease Payment of the first year of the Lease Period as well as the Additional Security Deposit  described in article 5.1 above do not include VAT.

Managing Company and Operating Expenses. Utility Payments.

5.6.          The Lessor shall guarantee to the Lessee the management and maintenance of the Building as well as Operating Services according to the standards for Class A offices in Moscow by hiring a professional Managing Company. The Parties have agreed that the Managing Company with which the Lessor shall sign a contract on the first date of Finishing Work or on the Lease Agreement Date shall be MonArkhService CJSC.

Operating/Managing Services shall include (but not limited to) round-the-clock security of the Building including the Parking Lot and Adjoining Area (entry roads, entrances, etc.), cleaning of Common Areas in the Building, including halls, staircases, elevators and adjoining areas, except for Common Areas in the Premises, waste disposal (solid and soft consumer waste) from the

Premises, installation of dumpsters, technical services, current repairs, management, preparation of the basic engineering and communication systems of the Building for use including (but not limited to) the sewerage, power supply, heating, smoke removal, ventilation and air conditioning (except for autonomous systems in the Premises), elevators. The Lessor shall provide for cleaning of the adjoining area and the services listed in Schedule 5 (“Operating/Managing Services”).

The Operating Costs shall include the Lessee’s expenses for Operating Services used from the start of the Lease Period. Operating Costs shall be paid by the Lessee from the first date of the Lease Period. If Finishing Work is started prior to the Lease Period, the Lessee’s contractors shall pay Operating Costs from the date of the Access Report to the first day of the Lease Period.

In the first 3 (Three) years of the Lease Period, Operating Expenses shall comprise 66 (Sixty-six) US dollars and 1 cent at the CB RF rate as of the payment date per 1 (One) square meter of the Leased Premises per annum according to the technical calculation and inventory documents prepared by BTI, described in Exhibit 3.

5.7.          After 3 (Three) years of the Lease Period, Operating Costs may be changed upon agreement between the Lessee and the Managing Company if reasonably requested by the Managing Company.

5.8.          The Lessee shall pay to the Managing Company for any documented Utilities on a proportionate basis and based on the meters installed in the Premises for the utilities used by the Lessor. The proportionate basis shall imply that expenses for the Utilities consumed by the Lessee shall be calculated by the Managing Company as a ratio of the Utilities cost  (water disposal, sewerage) for the Building for a month based on invoices of the utilities company to the leased area of the Premises and multiplied by the area of the Premises. The Utilities shall be paid based on meters as a cost per unit of Utilities used by the Lessee upon leasing the Premises on a monthly basis calculated based on the meters installed in the Premises for utilities used by the Lessor, which shall include (but not limited too) cold and hot water supply, heating and power supply.

The Utilities may be changed only in proportion to an increase by utility companies of rates and prices for their services.

The Utilities shall be paid by the Lessee within 5 (Five) Business Days after expiration of each calendar month of the Lease Period as billed by the Managing Company in Russian rubles.

If the Managing Company fails to provide or provides inadequate Operating Services, the Lessor shall provide/arrange for Operating Services to be provided to the Lessee upon written request within a period stated in such request. If the Lessor refuses from providing such Operating Services, the Lessee may request from the Lessor to pay a penalty of 50% (Fifty percent) of 1 (One) day of Operating Services for each day of delay but not exceeding the cost of Operating Services for 1 (One) month and may also request reimbursement of any incurred losses in full.

If a contract with the Managing Company is cancelled (regardless of the reason) or the Managing Company is replaced under the current contract by a third party which results in different conditions and/or quality of Operating Services/Managing Services and termination of such contract, the Lessor shall arrange for Operating/Managing Services to be provided to the Lessee in the amount and on conditions prescribed hereby starting from the date when such contract with the Managing Company is cancelled.

From the date when the contract with the Managing Company is cancelled, the Basic Lease Payment hereunder shall be increased by 66 (Sixty six) US dollars and 1 (One) cent per square meter of the leased Premises per annum.

From the date when the contract with the Managing Company is cancelled and the Basic Lease Payment is increased, the Lessor may not request from the Lessee an additional payment for Operating/Managing services.

The provisions of paragraph 5 of this Clause shall also apply to Utilities. The Lessee shall pay to the Lessor for the Utilities as billed according to the procedure and amount defined by this Clause.

6              Security Deposit

6.1.          The Security Deposit hereunder paid by the Lessee under the Lease Contract shall comprise an amount in rubles equivalent to 5,126,136.00 (Five million one hundred twenty six thousand one hundred thirty six and 00) rubles (hereinafter — the “Security Deposit”). The Security Deposit shall secure the Lessee’s obligations to make the Basic Lease Payments, other financial obligations of the Lessee hereunder as well as any damage which may be caused by the Lessee (including its staff and visitors) to the Lessor including documented damage to the Premises, Utility Facilities, Common Areas and other parts of the Office Center.

6.2.          The Security Deposit was paid by the Lessee according to the procedure and terms prescribed by Clause 9.1 of the Lease Contract.

6.3.          If after the Lessee pays the Security Deposit calculated by the Parties without VAT based on the Lessee’s statement of its tax-exempted status, the Lessee loses its right for such exemption or the earlier statement of the Lessee of being entitled to tax exemption is disputed by tax authorities, the Lessee shall pay the remaining part of the Security Deposit in the amount of VAT.

6.4.          The Lessor shall repay to the Lessee the Security Deposit under Clause 5.3 hereof or a smaller amount actually received from the Lessee (plus VAT if paid by the Lessee) within 10 (Ten) Business Days after the Parties sign the Premises Return Report upon expiration of the Lease Period or within 10 (Ten) Business Days after the Lease Agreement is cancelled by the Lessee in cases prescribed by current laws and this Lease Agreement. The Security Deposit shall be repaid in rubles at the Exchange Rate of the Central Bank as of the Lease Agreement date.

6.5.          In case:

6.5.1.          the Lessee fails to pay the Basic Lease Payment hereunder in due time and/or properly, fails to perform any other financial obligations of the Lessor hereunder which are secured by the Security Deposit; and/or

6.5.2.          the Lessee (including its staff and visitors) damage any property of the Lessor including the Premises, Utility Facilities, Common Areas, other parts of the Building or Office Center, the Lessor may request from the Lessee to remedy such default regarding failure to fulfill the above obligations of the Lessee by sending a written notice of default (“Default Notice”).

6.6.          For the purposes of Clause 6.5.2 hereof, the amount of damage incurred by the Lessee shall be defined as follows:

6.6.1.          any damage reimbursable under an insurance policy made by the Lessee or the Lessor shall be appraised by a person authorized by the insurer (in case the risk is covered by both insurance policies — as directed by the Lessor’s insurer);

6.6.2.          any damage not reimbursable under an insurance policy made by the Lessee or the Lessor shall be appraised by an independent appraiser which shall be agreed by the Parties (in such case expenses for appraisal shall be paid by the Lessee).

6.7.          If the Lessee fails to remedy a default stated in the Default Notice (hereinafter — a “Default”) within 5 (Five) Business Days after receiving the Default Notice with appraisal and calculation of damage prepared under Clause 6.6.2 hereof, the Lessor may deduct from the Security Deposit the amount due to the Lessor for any documented damage caused by the Lessee due to such Default, according to the following procedure:

6.7.1.          The Lessor shall send to the Lessee a notice of withdrawal with a request to pay the due amount under Clause 6.7  hereof due to the Default (hereinafter — “Withdrawn Amount”).

6.7.2.          If the Lessee fails to pay the Withdrawn Amount to the Lessor within 5 (Five) Business Days after receiving the notice, the Lessor may at its discretion deduct from the Security Deposit the Withdrawn Amount.

6.8.          If the Lessor decides to retain the Security Deposit (its part) under Clause 6.7.2 hereof, the Lessor shall send to the Lessor a written notice of such deduction from the Security Deposit and shall bill the Lessee for an amount required to restore the Security Deposit within 10 (Ten) Business Days after such deduction.  The Lessor’s notice shall contain calculations of the Withdrawn Amount, statement that such amount was deducted from the Security Deposit, reasons and date of deduction. In each case any part of the Security Deposit is deducted, the Lessee shall restore the amount of the Security Deposit stated in Clause 6.1 hereof subject to Clause 5.2 hereof by paying the deducted amount to the Lessor within 10 (Ten) Business Days after receiving the Lessor’s bill.

14           Termination and Cancellation of the Lease Agreement

14.1        Early termination upon consent of the Parties:

14.1.1        This Lease Agreement may be terminated early upon written consent of the Parties signed and sealed by the Parties.

14.1.2        If the Lease Agreement is terminated early under Clause 14.1.1 hereof, the Lease Agreement shall cease to the effective on the date when both Parties sign a cancellation agreement, unless otherwise stated in the cancellation agreement.

14.1.3        If the Lease Agreement is terminated under Clause 14.1.1 hereof, the Lessor shall return to the Lessee any Unused Security Deposit and Unused Advance Payments within 10 (Ten) Business Days after the termination date.

14.2        Termination of the Lease Agreement due to the Lease Period expiration:

14.2.1        This Lease Agreement shall cease to be effective upon expiration of the Lease Period without any actions by the Parties, unless the Lease Agreement is extended according to conditions hereof.

14.2.2        If this Lease Agreement is terminated under Clause 14.2.1 hereof, this Lease Agreement shall cease to be effective on the first date after expiration of the Lease Period.

14.2.3        If the Lease Agreement is terminated under Clause 14.2.1 hereof, the Lessor shall return to the Lessee any Unused Security Deposit and Unused Advance Payments within 10 (Ten) Business Days after the termination date.

14.3        Cancellation of the Lease Agreement by the Lessor:

14.3.1        This Lease Agreement may be cancelled by the Lessor unilaterally by a written Notice on the Lease Agreement Cancellation sent to the Lessee if the Lessee delays the Basic Lease Payment by over 30 (Thirty) Business Days after the last Business Day on which such payment was due, provided that the Lessor shall retain the Security Deposit for covering the outstanding Basic Lease Payment.

14.3.2        The Lease Agreement may be cancelled by the Lessor unilaterally and extrajudicially upon expiration of 5 (Five) years of the Lease Period. In such case the Lessor shall notify the Lessee in writing within 24 (Twenty-four) months to the cancellation date (thus, the Lease Agreement may be cancelled by the Lessor no sooner than after 7 (Seven) years of the Lease Period).

14.3.3        If the Lease Agreement is cancelled under Clause 14.3.1 hereof, the Lease Agreement shall cease to be effective in 5 (five) Business Days after the Lessee receives from the Lessor a Notice on the Lease Agreement Cancellation due to refusal of the Lessor from the Lease Agreement. The Lessee shall within such 5 (Five) Business Days after receiving the Notice on the Lease Agreement Cancellation pay any outstanding amount reduced by the Security Deposit.

14.3.4        If the Lease Agreement is cancelled under Clause 14.3.2 hereof, the Lessor shall within 15 (Fifteen) Business Days pay to the Lessee a penalty in the amount of the Basic Lease Payment (the penalty shall be based on the prices effective as of the Lease Agreement cancellation date) for 12 (Twelve) months.

14.4        Cancellation of the Lease Agreement by the Lessee:

14.4.1        If the Lease Agreement is registered after 120 (One hundred and twenty) calendar days from the Lease Agreement Date due to a reason beyond the Lessee’s control, the Lessee may unilaterally cancel this Lease Agreement within 1 (One) calendar month after the Lease Agreement Registration Date or within 130 (One hundred and thirty) calendar days after the Lease Agreement Date, whichever comes last. The above periods of 120 (One hundred and twenty) and 130 (One hundred and thirty) calendar days shall be adjourned for a period of delay in providing documents by the Lessee as prescribed hereby.   The Lessor shall within 15 (Fifteen) Business Days after termination of this Lease Agreement pay upon the Lessee’s request a penalty in the amount of the Basic Lease Payment effective as of the cancellation date for 6 (six) calendar months of the Lease Period. The Lessor shall also reimburse the Lessee against any documented and reasonable Expenses for Finishing Work agreed by the Parties based on the price per square meter of the Finishing Work done by the Lessee in the Premises of 500 (five hundred) US dollars per sq.m. at the rate of the Central Bank of the Russian Federation as of the payment date (VAT exclusive).

14.4.2        The Lessee may unilaterally cancel this Lease Agreement by sending a written Notice on the Lease Agreement cancellation to the Lessor if the Lessor fails to provide the Premises to the Lessee within 15 (Fifteen) Business Days after the Lease Agreement Date. The Lessor shall within 15 (Fifteen) Business Days after termination of this Lease Agreement pay upon the Lessee’s request a penalty in the amount of the Basic Lease Payment effective as of the Lease Agreement termination date for 6 (Six) calendar months of the Lease Period. The Lessor shall also reimburse any documented and reasonable Expenses for the Finishing Work done by the Lessee as of the cancellation date.

14.4.3        Upon cancellation of the Lease Agreement under Clauses 14.4.1 and 14.4.2 hereof, the Lease Agreement shall cease to be effective in 15 (Fifteen) Business Days after the Lessor receives from the Lessee the Notice on the Lease Agreement cancellation on condition that a violation is remedied within 14 (Fourteen) Business Days after the Lessor receives the Notice on the Lease Agreement cancellation. In such case the Lessor shall repay the Security Deposit to the Lessee within 10 (Ten) Business Days after the Lease Agreement cancellation date.

14.4.4        The Lessee may at any time within the first 5 (Five) years of the Lease Period unilaterally and extrajudicially cancel this Lease Agreement for any reason with a prior written notice to the Lessor within 12 (Twelve) months to the cancellation date.

14.4.5        In case of early termination of this Lease Agreement under Clause 14.4.4 hereof, the Lessee shall within 15 (Fifteen) Business Days after the Lease Agreement termination date under Clause 14.4.4 hereof pay a penalty in the amount of the Basic Lease Payment effective as of the cancellation date for 6 (Six) calendar months of the Lease Period.

14.4.6        The Lessee may any time after 5 (Five) years during the Lease Period unilaterally and extrajudicially cancel this Leas Agreement with a prior written notice to the Lessor within 12 (Twelve) calendar months prior to the cancellation date without any additional fees and/or penalties under Clause 14.4.5 hereof.

14.4.7        The Lessee may cancel this Lease Agreement if the Lessor fails to eliminate any Material Defects identified upon inspection of the Premises, latent defects of the Premises identified by the Lessee in the course of Finishing Work and resulting from construction work in the Building/Premises or if the Lessee (Contractor of the Lessee) may not access or has a significantly limited access to the Premises for Finishing Work within 60 (Sixty) calendar days after the Lessee receives a notice on elimination of Material Defects and/or latent defects of the Premises or a notice of its intention to start Finishing Work, provided that such refusal or inability to access the Premises is not related to violation of the Lessee’s obligations hereunder.

14.4.8        In case of early termination of this Lease Agreement under Clause 14.4.7. hereof, the Lessor shall within 15 (Fifteen) Business Days after termination of this Lease Agreement upon the Lessee’s request pay a penalty equal to the Basic Lease Payment applicable as of the termination date for 6 (Six) calendar months of the Lease Period and shall also reimburse the Lessee against any documented reasonable Expenses for the Finishing Work paid by the Lessee as of the cancellation date.

14.4.9        If the Premises do not comply with the requirements under Clause 1.7 hereof, the Lessee may unilaterally and extrajudicially cancel this Lease Agreement with a written notice to the Lessor within 10 (Ten) Business Days prior to such cancellation, and the Lessor shall within 15 (Fifteen) Business Days after termination of this Lease Agreement pay upon the Lessee’s request a penalty equal to the Basic Lease Payment applicable as of the cancellation date for 6 (Six) calendar months of the Lease Period.

14.4.10     If any property under this Lease Agreement may not be used due to any reasons beyond the Lessee’s control and if this Lease Agreement is cancelled due to the reasons listed in this Clause, the Lessor may unilaterally cancel this Lease Agreement without any sanctions imposed against the Lessee.

14.4.11     The Lessee may unilaterally and extrajudicially cancel this Lease Agreement with a prior written notice to the Lessor within 30 (Thirty) Business Days to such cancellation without an additional fee and/or penalties in case any of Lease Agreements under Clause 7.4 of the Contract are not made/are terminated/cancelled as well as if any Lease Agreement is cancelled/terminated due to improper fulfillment by the Lessor of its obligations under Schedule 9 to the Contract.

14.4.12     In case of early termination of this Lease Agreement under Clauses 14.4.10, 14.4.11 hereof, the Lessor shall within 15 (Fifteen) Business Days after the termination date pay to the Lessor a penalty equal to the Basic Lease Payment effective as of the termination date for 12 (Twelve) calendar months.

14.5       Early termination for other reasons:

14.5.1        This Lease Agreement may be cancelled, annulled, rendered invalid or unconcluded by court due to reasons prescribed by Russian laws.

14.5.2        If this Lease Agreement is cancelled, rendered invalid, declared a void transaction or considered unconcluded, this Lease Agreement shall be terminated on the date stated in the court order or on the date when the court order takes effect, as the case may be.

14.5.3        Upon cancellation of this Lease Agreement under Clause 14.5.2 hereof, the Lessor shall return to the Lessee the Security Deposit and Unused Advance Payments within 10 (Ten) Business Days after cancellation of the Lease Agreement or commencement of the court order, as the case may be.

14.6       If the Lease Agreement is cancelled/terminated, the Lessor shall repay to the Lessee the Security Deposit within 15 (Fifteen) Business Days after the cancellation date, unless a different procedure and terms are defined hereby.

14.7       This Lease Agreement may be cancelled/terminated early by the Lessee as a whole and regarding certain obligations of the Parties concerning a specific area/room/floor of the leased Premises, in particular upon cancellation of the Lease Agreement due to reasons concerning violation by the Lessor within 30 (Thirty) calendar days of its obligations concerning such areas/rooms/floors of the leased Premises.